Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Rheometric Scientific, Inc.


We consent to incorporation by reference in the registration statement (No. 333-33941) on Form S-8 and in the registration statement (No. 333-70978) on Form S-3 of Rheometric Scientific, Inc. of our report dated March 19, 2002, relating to the consolidated balance sheets of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Rheometric Scientific, Inc.


                                         /s/ Mahoney Cohen & Company, CPA, P.C.


New York, New York
April 1, 2002